EXHIBIT 99 --CONSENT OF DIRECTOR NOMINEE



I hereby consent to being named as a nominee for director of Intergraph Corporation in the proxy statement prepared for the May 16, 1996 annual shareholders' meeting, and to serve as a director of Intergraph Corporation if elected.







Date:  March 21, 1996         /s/ Richard K. Snelling
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                                  Richard K. Snelling